UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2024

SANA BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39941	83-1381173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

188 East Blaine Street, Suite 400

Seattle, Washington 98102

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (206) 701-7914

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SANA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Acting Principal Financial Officer

On October 4, 2024, immediately following the effectiveness of Nathan Hardy’s resignation as Executive Vice President and Chief Financial Officer, Treasurer, Principal Financial Officer (“PFO”), and Principal Accounting Officer (“PAO”) of Sana Biotechnology, Inc. (the “Company”), Steven D. Harr, M.D., the Company’s President and Chief Executive Officer, was appointed to serve as acting PFO in addition to his role as President and Chief Executive Officer.

Dr. Harr’s biographical information is set forth under the heading “Information about our Board of Directors” of the Company’s definitive proxy statement for its 2024 annual meeting of stockholders filed with the Securities and Exchange Commission (“SEC”) on April 26, 2024, which disclosure is incorporated by reference herein.

There is no arrangement or understanding between Dr. Harr and any other person pursuant to which Dr. Harr was appointed as acting PFO. Dr. Harr has no family relationship with any director or executive officer of the Company, and there are no transactions between Dr. Harr and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Item 404(a)”). Dr. Harr is continuing under the terms of his existing compensation arrangement with the Company.

Appointment of Acting Principal Accounting Officer

On October 4, 2024, immediately following the effectiveness of Mr. Hardy’s resignation, Susan Wyrick, the Company’s Senior Vice President, Finance and Accounting, was appointed to serve as Acting Chief Financial Officer, Treasurer, and PAO (the "Interim Role").

Ms. Wyrick, 52, has served as the Company’s Senior Vice President, Finance and Accounting since May 2024, prior to which she served as the Company’s Vice President, Controller beginning in December 2018. Prior to joining the Company, Ms. Wyrick served as Vice President and Corporate Controller at Juno Therapeutics, Inc. (“Juno”), which was a public biotechnology company until its acquisition by Celgene Corporation, where she led Juno’s global accounting organization from July 2014 to October 2018. Prior to Juno, Ms. Wyrick held roles of increasing responsibility at various biotechnology companies, most recently at OncoGenex Pharmaceuticals, Inc., which was a public company during her tenure, where she served as Vice President, Finance and Principal Accounting Officer. Ms. Wyrick received a Bachelor of Arts in Business Administration with a focus on Accounting from the Michael G. Foster School of Business at the University of Washington.

There is no arrangement or understanding between Ms. Wyrick and any other person pursuant to which Ms. Wyrick was appointed to such role. Ms. Wyrick has no family relationship with any director or executive officer of the Company, and there are no transactions between Ms. Wyrick and the Company that would require disclosure pursuant to Item 404(a).

In connection with her appointment, Ms. Wyrick will receive an additional monthly payment of $5,000 for the duration of her service in the Interim Role. Ms. Wyrick will also be eligible to receive a bonus of $25,000, payable by the Company 60 days following the earlier to occur of (i) the commencement of employment by a new Chief Financial Officer or (ii) June 1, 2025, subject to Ms. Wyrick’s continued service to the Company through such date. In addition, if at any time other than in connection with a change in control, the Company terminates Ms. Wyrick’s employment without cause or if Ms. Wyrick resigns for good reason, subject to her execution of a release of claims, she will be entitled to (a) continuing severance pay for a period of six months at a rate equal to the sum of her monthly base salary rate and one-twelfth of her target annual bonus, (b) six months of payment of premiums to maintain health insurance continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, and (c) acceleration of any equity held by Ms. Wyrick that would have otherwise vested within six months after her separation date.

In addition, in connection with her appointment, the Company granted to Ms. Wyrick an award of 20,000 restricted stock units (the “RSUs”) pursuant to the Company’s 2021 Incentive Award Plan, as amended. The RSUs will vest in two equal installments on each of June 3, 2025 and December 3, 2025, subject to Ms. Wyrick’s continued service to the Company through each applicable vesting date; provided, that if the Company terminates Ms. Wyrick's employment without cause, subject to her execution of a release of claims, then any outstanding RSUs that have not vested on or prior to Ms. Wyrick's termination date shall vest immediately upon such termination date.

In connection with her appointment, Ms. Wyrick has entered into the Company’s form of Indemnification and Advancement Agreement, a copy of which was filed as Exhibit 10.2 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-252061) filed with the SEC on January 28, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sana Biotechnology, Inc.

Date: October 8, 2024	By:	/s/ Bernard J. Cassidy
Bernard J. Cassidy
Executive Vice President and General Counsel